Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Katie Strohacker, Senior Director, Investor Relations
(617) 796-8232
www.hptreit.com

Hospitality Properties Trust Increases Commitments Under Revolving Credit Facility to $1 Billion

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NEWTON, MA (December 9, 2015): Hospitality Properties Trust (NYSE: HPT) today announced that it has partially exercised the accordion feature under its unsecured credit agreement. HPT received an increase in commitments under the credit agreement’s revolving credit facility to $1 billion from its previous amount of $750 million. All other material terms and conditions under the credit agreement remain unchanged.

Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets, LLC and RBC Capital Markets served as Joint Lead Arrangers, and banks that have increased their commitments under the revolving credit facility are as follows:

Name of Institution	Facility Title
Wells Fargo Bank, National Association	Administrative Agent
Royal Bank of Canada	Syndication Agent
PNC Bank, National Association	Syndication Agent
Bank of America, N.A.	Syndication Agent
Mizuho Bank, Ltd.	Documentation Agent
Citibank, N.A.	Revolving Lender
Compass Bank	Revolving Lender
Morgan Stanley Bank, N.A.	Revolving Lender
UBS AG, Stamford Branch	Revolving Lender
First Tennessee Bank N.A.	Revolving Lender

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns a diverse portfolio of hotels and travel centers located in 45 states, Puerto Rico and Canada. HPT’s properties are operated under long term management or lease agreements. HPT is headquartered in Newton, MA.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. ALSO, WHENEVER HPT USES WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE” OR SIMILAR EXPRESSIONS, HPT IS MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HPT’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FOR EXAMPLE:

•                 THE CONTINUED AVAILABILITY OF BORROWINGS UNDER THE REVOLVING CREDIT FACILITY IS SUBJECT TO HPT SATISFYING CERTAIN FINANCIAL COVENANTS AND OTHER CUSTOMARY CONDITIONS.

THE INFORMATION CONTAINED IN HPT’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, INCLUDING UNDER THE CAPTION “RISK FACTORS” IN OUR PERIODIC REPORTS, OR INCORPORATED THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE DIFFERENCES FROM OUR FORWARD LOOKING STATEMENTS.  HPT’S FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.  YOU SHOULD NOT PLACE UNDUE RELIANCE UPON HPT’S FORWARD LOOKING STATEMENTS.  EXCEPT AS REQUIRED BY LAW, HPT DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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